Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2026 FIRST QUARTER RESULTS

•
Q1 2026 GAAP diluted EPS of $0.49 compared to Q1 2025 GAAP diluted EPS of $0.35.
•
Q1 2026 adjusted diluted EPS of $0.59 compared to Q1 2025 adjusted diluted EPS of $0.37
•
Q1 2026 Sales were $502 million, an increase of 9.9% compared to Q1 2025 sales of $457 million.
•
Refinanced the $750 million syndicated Revolver and extended maturity to 2031
•
2026 guidance unchanged

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended
	March 31,
(In millions, except per share data)	2026	2025	% Change

Net Sales	$501.5	$456.5	9.9%
Net sales change in constant currency			8.8%
Operating Income	57.6	44.2	30.3%
Net Income	37.2	28.9	28.7%
Diluted net income per common share	$0.49	$0.35	40.0%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$67.5	$45.3	49.0%
As a % of sales	13.5%	9.9%
Adjusted Net Income	45.5	30.1	51.2%
Adjusted diluted net income per share	$0.59	$0.37	59.5%

STAMFORD, Conn. April 22, 2026 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2026 results including net sales of $502 million and adjusted diluted EPS of $0.59 per share.

Chairman, CEO and President Tom Gentile said, “The Hexcel team delivered strong first quarter results on rising commercial aerospace build rates supported by the normalization of channel inventory. Our first quarter sales increased ten percent and earnings per share grew at a significantly higher rate, underscoring the benefit from significant operating leverage as we grow back into existing capacity. Our priorities remain centered on execution and operational discipline as we support the rate ramps of our customers."

Mr. Gentile continued, “We remain confident in our growth outlook and we are reaffirming our full year 2026 guidance despite geopolitical uncertainty in the Middle East and lingering commercial aerospace supply chain challenges. We continue to actively monitor the markets and remain in close contact with our suppliers and customers. At present, we believe we are well positioned to mitigate a substantial portion of the near-term impact of higher oil and energy prices to our cost base. Higher oil prices in the short-term places an even greater emphasis on fuel efficiency in the aerospace industry, which further reinforces the value proposition of lightweight advanced composite material."

Markets

Sales in the first quarter of 2026 were $501.5 million compared to $456.5 million in the first quarter of 2025.

Commercial Aerospace (66% of YTD Sales)

•
Commercial Aerospace sales of $332.7 million increased 18.8% (19.0% in constant currency) for the first quarter of 2026 compared to the first quarter of 2025. Sales increased for each of the four major programs, including the Airbus A350 and A320 and the Boeing 787 and 737 MAX. Other Commercial Aerospace sales increased 15.6% for the first quarter of 2026 compared to the first quarter of 2025 with sales increasing for both regional jets and business jets.

Defense, Space & Other (34% of YTD Sales)

•
Defense, Space & Other sales of $168.8 million decreased 4.3% (6.9% in constant currency) for the quarter as compared to the first quarter of 2025. The sales decrease reflected the September 30, 2025 divestment of the Austrian-based industrial business. Within Defense & Space, first quarter 2026 sales increased for European fighter aircraft and military helicopters, including both US and European programs. Space sales were lower year-over-year on softer launchers and rocket motors.

Consolidated Operations

Gross margin for the first quarter of 2026 was 26.9% compared to 22.4% in the prior year, benefiting from higher sales leverage. As a percentage of sales, selling, general and administrative expenses for the first quarter of 2026 were 9.9% compared to 9.5% for the first quarter of 2025. R&D expenses as a percentage of sales for the first quarter of 2026 were 3.5% compared to 3.0% for the first quarter of 2025. Adjusted operating income in the first quarter of 2026 was $67.5 million or 13.5% of sales, compared to $45.3 million or 9.9% of sales in 2025. The impact of exchange rates on operating income as a percentage of sales was unfavorable by approximately 80 basis points in the first quarter of 2026 compared to the first quarter of 2025. Other operating expense for the first quarter of 2026 included restructuring expenses related to the expected shutdown of industrial-oriented manufacturing at the Leicester, UK facility and non-recurring professional fees.

Cash and other

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Net cash provided by operating activities in the first quarter of 2026 was $19.0 million, compared to a use of $28.5 million for the first quarter of 2025. Working capital was a cash use of $63.1 million in the first quarter of 2026 compared to a use of $97.7 million in the first quarter of 2025. Capital expenditures on a cash basis were $25.2 million for the first quarter of 2026 compared to $26.1 million for the first quarter of 2025. Free cash flow was ($6.2) million in the first quarter of 2026 compared to ($54.6) million in the first quarter of 2025. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $17.7 million for the first quarter of 2026 compared to $17.1 million for the first quarter of 2025.
•
On March 31, 2026, the Company entered into a $750 million senior unsecured revolving credit facility maturing in 2031, refinancing and terminating its prior $750 million revolving facility that was scheduled to mature in 2028.

•
The Company did not repurchase any shares of its common stock during the first quarter of 2026.The remaining authorization under the Company’s share repurchase program was $380.6 million as of March 31, 2026.
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As announced today, the Board of Directors declared a quarterly dividend of $0.18 per share payable to stockholders of record as of May 4, 2026, with a payment date of May 11, 2026.

2026 Guidance- Unchanged

•
Sales of $2.0 billion to $2.1 billion
•
Adjusted diluted earnings per share of $2.10 to $2.30
•
Free cash flow of greater than $195 million
•
Capital expenditures less than $100 million

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Hexcel will host a conference call at 9:30 a.m. ET, on April 23, 2026 to discuss first quarter 2026 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/224695473. The event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We provide innovative, high-performance material solutions that are lighter, stronger and tougher, shaping a world that moves farther, smarter and more efficiently. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core, and composite structures for use in commercial aerospace, defense and space, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability, including any impact associated with quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of materials or the Middle East conflict; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from defense and space applications, including whether certain programs might be curtailed or discontinued, and government funding opportunities; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of research and development investment, capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts, including the Middle East conflict; expectations regarding our strategic initiatives, including our sustainability goals or restructuring or alignment activities; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; expectations relating to our share repurchase program and dividends; and our expectations of financial results for 2026 and beyond. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to uncertainty regarding the amount and timing of future share repurchases and the source of funds used for such repurchases; the extent of the impact of macroeconomic factors or geopolitical issues or conflicts, including U.S. trade policy and retaliatory actions taken in response and the Middle East conflict; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions, inflation, tariffs and the Middle East conflict; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals or any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace build or delivery rates; any impact from a prolonged shutdown of the U.S. federal government; changes in government defense procurement or investment budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; our ability to execute future share repurchases or dividends and the source of funds used for such repurchases or dividends; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; uncertainty related to governmental actions and changes in political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended
	March 31,
(In millions, except per share data)	2026	2025
Net sales	$501.5	$456.5
Cost of sales	366.8	354.1
Gross margin	134.7	102.4
% Gross Margin	26.9%	22.4%

Selling, general and administrative expenses	49.4	43.3
Research and development expenses	17.8	13.8
Other operating expense	9.9	1.1
Operating income	57.6	44.2
Interest expense, net	11.8	7.8
Other expense	0.3	0.4
Income before income taxes	45.5	36.0
Income tax expense	8.3	7.1
Net income	$37.2	$28.9

Basic net income per common share:	$0.49	$0.36

Diluted net income per common share:	$0.49	$0.35

Weighted-average common shares:
Basic	75.9	81.1
Diluted	76.7	81.7

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	March 31,	December 31,
(In millions)	2026	2025
Assets
Cash and cash equivalents	$54.1	$71.0
Accounts receivable, net	291.0	249.3
Inventories, net	339.8	328.8
Contract assets	40.4	35.9
Prepaid expenses and other current assets	44.4	45.7
Total current assets	769.7	730.7

Property, plant and equipment	3,311.7	3,322.4
Less accumulated depreciation	(1,718.9)	(1,710.9)
Net property, plant and equipment	1,592.8	1,611.5

Goodwill and other intangible assets, net	237.4	239.8
Investments in affiliated companies	5.0	5.0
Other assets	119.0	117.0
Total assets	$2,723.9	$2,704.0

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$140.7	$146.6
Accrued compensation and benefits	67.2	79.0
Accrued liabilities	105.8	97.1
Total current liabilities	313.7	322.7

Long-term debt	998.1	993.0
Retirement obligations	27.8	28.4
Other non-current liabilities	118.1	109.2
Total liabilities	$1,457.7	$1,453.3

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 112.5 shares issued at March 31, 2026 and 112.1 shares issued at December 31, 2025	$1.1	$1.1
Additional paid-in capital	992.5	994.9
Retained earnings	2,330.5	2,307.0
Accumulated other comprehensive loss	(30.5)	(12.9)
	3,293.6	3,290.1

Less – Treasury stock, at cost, 37.1 shares at March 31, 2026 and 36.4 shares at December 31, 2025	(2,027.4)	(2,039.4)
Total stockholders' equity	1,266.2	1,250.7
Total liabilities and stockholders' equity	$2,723.9	$2,704.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2026	2025

Cash flows from operating activities
Net income	$37.2	$28.9
Reconciliation to net cash used for operating activities:
Depreciation and amortization	30.4	29.8
Amortization related to financing	0.4	-
Deferred income taxes	3.5	2.7
Stock-based compensation	9.3	9.7
Restructuring expenses, net of payments	3.6	(0.3)
Debt extinguishment costs	-	0.4
Loss on divestiture of assets	-	1.1

Changes in assets and liabilities:
Increase in accounts receivable	(43.0)	(42.5)
Increase in inventories	(14.3)	(16.8)
Increase in prepaid expenses and other current assets	(6.6)	(5.7)
Decrease (increase) in accounts payable/accrued liabilities	0.8	(32.7)
Other - net	(2.3)	(3.1)
Net cash provided by (used for) operating activities (a)	19.0	(28.5)

Cash flows from investing activities
Capital expenditures (b)	(25.2)	(26.1)
Payments on divestiture of assets	-	(1.1)
Net cash used for investing activities	(25.2)	(27.2)

Cash flows from financing activities
Borrowings, net from senior unsecured credit facilities	5.0	90.0
Redemption of 4.7% senior notes due 2025	-	(300.0)
Proceeds from issuance of 5.875% senior notes due 2035	-	300.0
Repurchases of common stock	-	(50.4)
Issuance costs related to senior unsecured credit facilities	(1.9)	-
Repayment of finance lease obligation and other debt, net	-	(4.2)
Dividends paid	(13.7)	(13.8)
Activity under stock plans	0.3	(3.4)
Net cash (used for) provided by financing activities	(10.3)	18.2
Effect of exchange rate changes on cash and cash equivalents	(0.4)	1.3
Net decrease in cash and cash equivalents	(16.9)	(36.2)
Cash and cash equivalents at beginning of period	71.0	125.4
Cash and cash equivalents at end of period	$54.1	$89.2

Supplemental data:
Free Cash Flow (a)+(b)	$(6.2)	$(54.6)
Accrual basis additions to property, plant and equipment	$17.7	$17.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2026 and 2025				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2026	2025	%	Effect (b)	2025	%
Commercial Aerospace	$332.7	$280.1	18.8	$(0.6)	$279.5	19.0
Defense, Space & Other	168.8	176.4	(4.3)	4.9	181.3	(6.9)
Consolidated Total	$501.5	$456.5	9.9	$4.3	$460.8	8.8

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	66.3	61.4			60.7
Defense, Space & Other	33.7	38.6			39.3
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2025 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2026 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2026
Net sales to external customers	$398.8	$102.7	$-	$501.5
Intersegment sales	28.4	1.6	(30.0)	-
Total sales	427.2	104.3	(30.0)	501.5

Other operating expense	5.7	-	4.2	9.9
Operating income (loss)	69.7	15.2	(27.3)	57.6
% Operating margin	16.3%	14.6%		11.5%

Depreciation and amortization	27.2	3.2	-	30.4
Stock-based compensation expense	3.4	0.8	5.1	9.3
Accrual based additions to capital expenditures	16.0	1.7	-	17.7

First Quarter 2025
Net sales to external customers	$365.3	$91.2	$-	$456.5
Intersegment sales	20.1	0.3	(20.4)	-
Total sales	385.4	91.5	(20.4)	456.5

Other operating expense	-	1.1	-	1.1
Operating income (loss)	54.6	5.1	(15.5)	44.2
% Operating margin	14.2%	5.6%		9.7%

Depreciation and amortization	26.6	3.2	-	29.8
Stock-based compensation expense	3.0	0.8	5.9	9.7
Accrual based additions to capital expenditures	15.5	1.6	-	17.1

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income Net Income, EPS and Operating Cash Flow to Free Cash Flow			Table C
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2026	2025
GAAP operating income	$57.6	$44.2
Other operating expense (a)	9.9	1.1
Adjusted operating income (Non-GAAP}	$67.5	$45.3

	Unaudited
	Quarters Ended March 31,
	2026		2025
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$37.2	$0.49	$28.9	$0.35
Other operating expense, net of tax (a)	8.1	0.10	0.9	0.01
Other expense, net of tax (b)	0.2	-	0.3	0.01
Non-GAAP	$45.5	$0.59	$30.1	$0.37

	Unaudited
	Quarters Ended March 31,
(In millions)	2026	2025
Net cash used for operating activities	$19.0	$(28.5)
Less: Capital expenditures	(25.2)	(26.1)
Free cash flow (Non-GAAP)	$(6.2)	$(54.6)

(a)
The quarter ended March 31, 2026 included $5.5 million of restructuring expenses related to the expected shutdown of industrial manufacturing at the Leicester, UK facility and $4.1 million for non-recurring professional fees. The quarter ended March 31, 2025 included a loss of $1.1 million for the divestiture of the Hartford, Connecticut business.
(b)
The quarter ended March 31, 2026 included costs associated with the new credit facility. The quarter ended March 31, 2025 included debt extinguishment costs.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	December 31,
(In millions)	2026	2025	2024

Current portion finance lease	$-	$-	$0.1
Total current debt	-	-	0.1

Senior unsecured credit facility	300.0	295.0	-
4.7% senior notes due 2025	-	-	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
5.875% senior notes due 2035	300.0	300.0	-
Senior notes original issue discounts	(0.2)	-	(0.4)
Senior notes deferred financing costs	(3.7)	(4.2)	(0.9)
Other debt	2.0	2.2	1.9
Total long-term debt	998.1	993.0	700.6
Total Debt	998.1	993.0	700.7
Less: Cash and cash equivalents	(54.1)	(71.0)	(125.4)
Total debt, net of cash	$944.0	$922.0	$575.3